EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-83682, 333-137129 and 333-139821 on Form S-8 of our reports dated February 27, 2009, relating to the consolidated financial statements and financial statement schedule of ManTech International Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of a new standard for accounting for uncertain income tax positions), and the effectiveness of ManTech International Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of ManTech International Corporation for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
February 27, 2009